Exhibit 99.1

NEWS RELEASE
Investor Contact:
Gus Okwu / DRG&E
404-532-0086
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415-659-3580
onapolitano@fibertower.com

FiberTower Announces Appointment of New Board Member

Mark E. Holliday Joins Board and Elected Audit Committee Chairman

San Francisco CA, November 20, 2008 – FiberTower Corp. (NASDAQ: FTWR), a wireless backhaul services provider, today announced the appointment of Mark E. Holliday, a partner and portfolio manager at Camden Asset Management (“Camden”), to its Board of Directors. Holliday was also elected Chairman of the FiberTower Audit Committee.

“We are pleased to have Mark join our board,” said FiberTower President and Chief Executive Officer Kurt Van Wagenen.  “Mark’s career in the financial services industry and the depth of his experience on audit committees will serve FiberTower well.”

Holliday’s portfolio at Camden, which he joined in 2003, focuses on special situations. Camden is a $2.5 billion hedge fund, specializing in convertible and capital structure arbitrage. Prior to joining Camden, Holliday was a portfolio manager at Deephaven Capital Management and a principal at Heartland Capital Corp. from 1995 to 2000. Holliday also serves as Audit Committee Chairman of Movie Gallery Inc., the second largest video rental company in the United States, and director of MCAR (Mirant Litigation Trust). Holliday previously served as Audit Committee Chairman for Assisted Living Concepts, Inc., which operated owned and leased assisted living residences, from 2002 until its acquisition in 2005.  Holliday also served as Chairman of the Board and was a member of the Audit Committee for Reptron Electronics from 2004, until its reorganization of equity ownership in July 2005, and also was an Audit Committee member for TELETRAC, Inc. from 1999 to 2001.  Holliday earned a B.A. in economics from Northwestern University.

“This is an exciting time for FiberTower,” Holliday said. “The wireless industry is experiencing enormous change that continues to provide opportunities and I’m looking forward to working with the board and management to continue positioning the company for the future.”

About FiberTower Corporation

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S., FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at http://www.fibertower.com.